Gryphon reports total intercept of 96 meters (315 ft) averaging 2.5 g/tonne
Commences drilling the Lucky Boy zone

April 10, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB): Gryphon Gold reported assays on three of the holes drilled during March 2007 on the Borealis property, Nevada. These three in-fill holes, part of the Graben gold resource expansion program, have demonstrated the continuity of the projected mineralized zone. Hole G-32 has two gold mineralized intercepts totaling 96 meters (315 ft) averaging 2.5 g/tonne and G-31 has two intercepts totaling 146 meters (475 ft) averaging 1.3 g/tonne.

Currently, the drill rig has been rotated to the Lucky Boy zone in the western margin of the Central Pediment (3.0 km west of the Graben gold resource). Drilling has commenced on the first of the four to six holes planned to follow up on the encouraging assay results of holes CP-1 to CP-3, which identified the thick, highly favorable, gold-bearing mineralized horizon in the Lucky Boy zone.

The US $4.5 million, 72-hole 2007 Borealis district exploration program (announced January 17, 2007) is designed to increase the Graben’s sulphide gold resources and to discover new gold resources under the pediments of the property. To date, twelve reverse circulation (RC) holes have been drilled as part of the 72 hole program. Assays have been received for nine of the holes with five holes having reported significant, potentially ore grade gold intersections. Assays from three more holes are pending.

Graben resource expansion: This volcanic-hosted, high-sulphidation gold resource of 526,000 ozs. of Measured & Indicated and 349,000 ozs. of Inferred (NI 43-101 compliant) mineralized material is located under the eastern margin of the Central Pediment of the Borealis property.

Currently, the Graben extends over 700 meters (north-south) and varies in width between 250 to 425 meters and the gold resource model is delineated by 38 widely spaced drill holes that penetrated the favorable altered horizon. The combination of geologic and geophysical data and interpretation of drill hole results indicates an opportunity to increase this gold resource by extending it along strike, laterally and filling in the internal gaps.

The three ‘in-fill’ holes reported in the table below, together with the results of G-28 and G-29 as previously reported (197 m of 1.1 g/tonne and 50 m of 7.3 g/tonne respectively) have contributed to the continuity of, and potentially increased, the Graben gold resource:

	From	To	Interval	Gold	Interval	Gold
Hole No.	(meters)	(meters)	(meters)	(g/tonne)	(feet)	(oz/ton)
G-30	265	282	17	2.0	55	0.06
G-31	178	261	83	1.5	270	0.04
including			9	4.3	30	0.13
and	288	351	63	1.1	205	0.03
G-32	166	215	49	2.8	160	0.08
including			10	3.9	35	0.11
and including			12	4.6	40	0.14
and	268	315	47	2.2	155	0.06

N.B. The mineralization is composed of multiple fracture systems. The length of the vertical intercepts may or may not represent true width/thicknesses. The assays were prepared by Inspectorate America Corp., Sparks NV.

Hole G-36 is a 200 foot step-out to the east drilled to establish the continuity of the gold mineralization between the Graben and Freedom Flats resources. The hole encountered 45 feet of strongly anomalous gold mineralization suggesting that the two resources may be connected and provides encouragement for further drilling in this area. Drill holes G-33 and G-34 were respectively 500 and 200 foot step-outs drilled to identify northwestern margin of the Graben extension while G-35 was a 950 foot step out directly north of the Graben. These holes encountered no significant gold mineralization.

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District exploration program: Exploration of the district is focused on two distinct gold-bearing hydrothermal systems that were recently identified beneath the pediments 3.0 km (the Lucky Boy zone in the Central Pediment) and 5.3 km (the Vuggy Hills trend in the Western Pediment) northwest of the Graben sulphide gold resource. The first five holes drilled by Gryphon Gold in these pediments all intercepted highly favorable alteration and three of the holes, CP-2, CP-3 and WP-1, contained significant intersections of anomalous gold mineralization.

Lucky Boy zone: Drilling is underway in the Lucky Boy zone (western margin of the Central Pediment). The three (previously reported) anomalous Lucky Boy holes that identified the gold-bearing horizon demonstrate a lateral extension of greater than 750 meters for this zone. At 430 meters, CP-2 has the thickest quartz-pyrite intercept with anomalous gold mineralization discovered on the Borealis property to date.

Zonge Geosciences Inc. has completed the geophysical survey (induced polarization/resistivity) that was commissioned after assaying these initial favorable holes (CP-1 to CP-3). The geophysical survey results support the conclusions drawn from the alteration interpretation and geochemical results (trace element signature associated with the quartz-pyrite alteration in these holes), which suggest that the holes are on the margins of a major gold-bearing hydrothermal system. These results should assist in targeting the higher grade, sulphide-rich, structurally disrupted zones within the system. Four to six holes will be completed before the drill rig is rotated back to the Graben resource area.

Vuggy Hills trend: The two drill holes (WP-1 and WP-2, reported January 17, 2007) in the Flatlands zone of the Western Pediment (5.3 km west of the Graben resource) define an additional 1000 meters of lateral extension of mineralized horizons. This target will be drilled after the next rotation of the Graben expansion drilling program.

In summary, these results support the view that the Borealis system is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. To date favorable gold-bearing horizons totaling more than 8 square miles (of an estimated 20 square miles of favorable alteration) have been identified in the Central and Western Pediments. The challenge now is to locate another structurally disrupted zone within these horizons that contains higher grade gold mineralization similar to the Graben resource.

Gryphon Gold is a Nevada corporation in the business of acquiring, exploring and developing gold properties in North America. Gryphon Gold's principal asset is the 27.5 square mile Borealis property (CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounce gold resource) located in the Walker Lane gold belt of western Nevada. In addition to an aggressive drilling program, Gryphon continues to assess various options for expanding its gold resources inventory beyond its current levels. At present the Company has 47 million shares outstanding with a cash balance of approximately US $7.5 million as at February 28, 2007.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

A lbert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report. This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators.

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to reserve and resource estimates, projections, our planned exploration programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements

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